                                                                   Exhibit 10.25

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933.

                              PUBLIC HEALTH SERVICE

                     PATENT LICENSE AGREEMENT--NONEXCLUSIVE

                                   COVER PAGE

For PHS internal use only:

         License Number:

         Application Number:

         A-294-2003

         Serial Number(s) of Licensed Patent(s) and/or Patent Application(s):

         United States Patent Serial Number 07/702,217 (PHS reference number E-163-1991/0-US-01) filed May 17, 1991;

         United States Patent Serial Number 08/109,187 (PHS reference number E-163-1991/1-US-01) filed August 19, 1993;

         United States Patent Serial Number 08/609,218 (PHS reference number E-163-1991/1-US-03) filed March 1, 1996;

         United States Patent Serial Number 08/905,280 (PHS reference number E-163-1991/2-US-01) filed August 1, 1997; and

         United States Patent Serial Number 09/810,502 (PHS reference number E-163-1991/2-US-02) filed March 16, 2001, all entitled, "A Method for reducing the immunogenicity of antibody variable domains," and all continuations, reissues, divisionals and corresponding foreign patent(s) or patent application(s)

         Licensee:

         Inhibitex
         1165 Sanctuary Parkway, Suite 400
         Alpharetta, GA 30004

         Cooperative Research and Development Agreement (CRADA) Number (if applicable):

         N/A

         Public Benefit(s):

         Development of antibodies for the prevention and treatment of bacterial and fungal infections. Availability of these therapeutic agents to qualified indigent patients.

This Patent License Agreement, hereinafter referred to as the "AGREEMENT", consists of this Cover Page, an attached AGREEMENT, a Signature Page, Appendix A (List of Patent(s) and/or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Modifications), Appendix E (Benchmarks), and Appendix F (Commercial Development Plan). The Parties to this AGREEMENT are:

         1) The National Institutes of Health ("NIH"), the Centers for Disease Control and Prevention ("CDC"), or the Food and Drug Administration ("FDA"), hereinafter singly or collectively referred to as "PHS", agencies of the United States Public Health Service within the Department of Health and Human Services ("DHHS"); and

         2) The person, corporation, or institution identified above and/or on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as "LICENSEE".

                   PHS PATENT LICENSE AGREEMENT--NONEXCLUSIVE

PHS and LICENSEE agree as follows:

1.       BACKGROUND

         1.01 In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

         1.02 By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns intellectual property rights claimed in any United States and/or foreign patent applications or patents corresponding to the assigned inventions. DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

         1.03 The Secretary of DHHS has delegated to PHS the authority to enter into this AGREEMENT for the licensing of rights to these inventions.

         1.04 PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

         1.05 LICENSEE desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, and/or marketable products for public use and benefit.

2.       DEFINITIONS

2.01 "BENCHMARKS" mean the performance milestones that are set forth in Appendix E.

         2.02 "COMMERCIAL DEVELOPMENT PLAN" means the written commercialization plan attached as Appendix F.

         2.03 "FIRST COMMERCIAL SALE" means the initial transfer by or on behalf of LICENSEE or its sublicensees of LICENSED PRODUCTS or the initial practice of a LICENSED PROCESS by or on behalf of LICENSEE or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining NET SALES.

         2.04 "GOVERNMENT" means the Government of the United States of America.

         2.05 "LICENSED FIELDS OF USE" means the fields of use identified in Appendix B.

         2.06     "LICENSED PATENT RIGHTS" shall mean:

                  a) Patent applications (including provisional patent applications and PCT patent applications) and/or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

                  b) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations-in-part, divisions, and continuations; iv) priority patent application(s) of
                           a) above; and v) any reissues, reexaminations, AND EXTENSIONS OF ALL SUCH PATENTS;

                  c) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: all counterpart foreign and U.S. patent applications and patents to a) and b) above, including those listed in Appendix A.

                  LICENSED PATENT RIGHTS shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

         2.07 "LICENSED PROCESS(ES)" means processes which, in the course of being practiced would be within the scope of one or more claims of the LICENSED PATENT RIGHTS that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

         2.08 "LICENSED PRODUCT(S)" means tangible materials which, in the course of manufacture, use, sale, or importation would be within the scope of one or more claims of the LICENSED PATENT RIGHTS that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

         2.09 "LICENSED TERRITORY" means the geographical area identified in Appendix B.

         2.10 "NET SALES" means the total gross receipts for sales of LICENSED PRODUCTS or practice of LICENSED PROCESSES by or on behalf of LICENSEE or its sublicensees, and from leasing, renting, or otherwise making LICENSED PRODUCTS available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by LICENSEE, or sublicensees, and on its payroll, or for the cost of collections. LICENSED PRODUCTS given customers free of charge, and not for re-sale, as promotional samples are specifically excluded from NET SALES. Donations of LICENSED PRODUCT(S) under the indigent patient access program specified in Paragraph 10.03 are excluded from NET SALES.

         2.11 "PRACTICAL APPLICATION" means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or GOVERNMENT regulations available to the public on reasonable terms.

3.       GRANT OF RIGHTS

         3.01 PHS hereby grants and LICENSEE accepts, subject to the terms and conditions of this AGREEMENT, a nonexclusive license under the LICENSED PATENT RIGHTS in the LICENSED TERRITORY to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any LICENSED PRODUCTS in the LICENSED FIELDS OF USE and to practice and have practiced any LICENSED PROCESSES in the LICENSED FIELDS OF USE.

         3.02 This AGREEMENT confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS other than LICENSED PATENT RIGHTS regardless of whether such patents are dominant or subordinate to LICENSED PATENT RIGHTS.

4.       SUBLICENSING

         4.01     LICENSEE has no right to sublicense.

5.       STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

         5.01 Upon written request, and prior to the FIRST COMMERCIAL SALE, LICENSEE agrees to provide PHS reasonable quantities of LICENSED PRODUCTS or materials made through the LICENSED PROCESSES for PHS research use.

         5.02 LICENSEE agrees that products used or sold in the United States embodying LICENSED PRODUCTS or produced through use of LICENSED PROCESSES shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

6.       ROYALTIES AND REIMBURSEMENT

         6.01 LICENSEE agrees to pay to PHS a, noncreditable, nonrefundable license issue royalty as set forth in Appendix C.

         6.02 LICENSEE agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C. The minimum annual royalty is due and payable on January 1 of each calendar year and may be credited against any earned royalties due for sales made in that year. The minimum annual royalty due for the first calendar year of this AGREEMENT may be prorated according to the fraction of the calendar year remaining between the effective date of this AGREEMENT and the next subsequent January 1.

         6.03 LICENSEE agrees to pay PHS earned royalties as set forth in Appendix C.

         6.04 LICENSEE agrees to pay PHS benchmark royalties as set forth in Appendix C. Benchmark royalties are payable within thirty (30) days from the date of completion of a Benchmark set forth in Appendix C.

         6.05 A patent or patent application licensed under this AGREEMENT shall cease to fall within the LICENSED PATENT RIGHTS for the purpose of computing earned royalty payments in any given country on the earliest of the dates that a) the application has been abandoned and not continued, b) the patent expires or irrevocably lapses, or c) the claim has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

         6.06 No multiple royalties shall be payable because any LICENSED PRODUCTS or LICENSED PROCESSES are covered by more than one of the LICENSED PATENT RIGHTS.

         6.07 On sales of LICENSED PRODUCTS by LICENSEE to sublicensees or on sales made in other than an arm's-length transaction, the value of the NET SALES attributed under this Article 6 to such a transaction shall be that which would have been received in an arm's-length transaction, based on sales of like quantity and quality products on or about the time of such transaction.

         6.08 With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the LICENSED PATENT RIGHTS incurred by PHS prior to the effective date of this AGREEMENT, LICENSEE shall pay to PHS, as an additional royalty, within sixty (60) days of PHS's submission of a statement and request for payment to LICENSEE, an amount equivalent to such patent expenses previously incurred by PHS. LICENSEE's obligation is only related to unreimbursed payments actually made by PHS and is a pro rata share of such expenses. The pro rata share shall be based on the number of commercial licensees granted rights under any of the LICENSED PATENT RIGHTS and shall exclude any license(s) which are for internal research use and/or for research reagents sales.

         6.09 With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the LICENSED PATENT RIGHTS incurred by PHS on or after the effective date of this AGREEMENT, PHS, at its sole option, may require LICENSEE:

                  (a) to pay PHS on an annual basis, within sixty (60) days of PHS's submission of a statement and request for payment, a royalty amount equivalent to a pro rata share of all such patent expenses incurred during the previous calendar year(s); or

                  (b) to pay such expenses directly to the law firm employed by PHS to handle such functions. However, in such event, PHS and not LICENSEE shall be the client of such law firm.

                  The pro rata share shall be based on the number of commercial licensees granted rights under any of the LICENSED PATENT RIGHTS and shall exclude any license(s) which are for internal research use and/or for research reagents sales.

                  Under exceptional circumstances, LICENSEE may be given the right but not the obligation to assume responsibility for the preparation, filing, prosecution, or maintenance of any patent application or patent included with the LICENSED PATENT RIGHTS. In that event, LICENSEE shall directly pay the attorneys or agents engaged to prepare, file, prosecute, or maintain such patent applications or patents and shall provide to PHS copies of each invoice associated with such services as well as documentation that such invoices have been paid.

         6.10 LICENSEE may elect to surrender its rights in any country of the LICENSED TERRITORY under any LICENSED PATENT RIGHTS upon sixty (60) days written notice to PHS and owe no payment obligation under Article 6.09 for patent-related expenses incurred in that country after the effective date of such written notice.

7.       PATENT FILING, PROSECUTION, AND MAINTENANCE

         7.01 PHS agrees to take responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the LICENSED PATENT RIGHTS.

8.       RECORD KEEPING

         8.01 LICENSEE agrees to keep accurate and correct records of LICENSED PRODUCTS made, used, sold, or imported and LICENSED PROCESSES practiced under this AGREEMENT appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this AGREEMENT. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall reimburse PHS for the cost of the inspection at the time LICENSEE pays the unreported royalties, including any late charges as required by Paragraph 9.07 of this AGREEMENT. All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides LICENSEE notice of the payment due.

         8.02 LICENSEE agrees to have an audit of sales and royalties conducted by an independent auditor at least every two (2) years if annual sales of the LICENSED PRODUCT or LICENSED PROCESSES are over thirty (30) million dollars. The audit shall address, at a minimum, the amount of gross sales by or on behalf of LICENSEE during the audit period, terms of the license as to percentage or fixed royalty to be remitted to the GOVERNMENT, the amount of royalty funds owed to the GOVERNMENT under this AGREEMENT, and whether the royalty amount owed has been paid to the GOVERNMENT and is reflected in the records of the LICENSEE. The audit shall also indicate the PHS license number, product, and the time period being audited. A report certified by the auditor shall be submitted promptly by the auditor directly to PHS on completion. LICENSEE shall pay for the entire cost of the audit provided that it be in line with normal and customary fees for such work throughout the industry.

9.       REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

         9.01 Prior to signing this AGREEMENT, LICENSEE has provided to PHS the COMMERCIAL DEVELOPMENT PLAN at Appendix F, under which LICENSEE intends to bring the subject matter of the LICENSED PATENT RIGHTS to the point of PRACTICAL APPLICATION. This COMMERCIAL DEVELOPMENT PLAN is hereby incorporated by reference into this AGREEMENT Based on this plan, performance BENCHMARKS are determined as specified in Appendix E.

         9.02 LICENSEE shall provide written annual reports on its product development progress or efforts to commercialize under the COMMERCIAL DEVELOPMENT PLAN for each of the LICENSED FIELDS OF USE within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year. PHS also encourages these reports to include information on any of LICENSEE's public service activities that relate to the LICENSED PATENT RIGHTS. If reported progress differs from that projected in the COMMERCIAL DEVELOPMENT PLAN and BENCHMARKS, LICENSEE shall explain the reasons for such differences. In any such annual report, LICENSEE may propose amendments to the COMMERCIAL DEVELOPMENT PLAN, acceptance of which by PHS may not be denied unreasonably. LICENSEE agrees to provide any additional information reasonably required by PHS to evaluate LICENSEE's performance under this AGREEMENT. LICENSEE may amend the BENCHMARKS at any time upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of LICENSEE to extend the time periods of this schedule if such request is supported by a reasonable showing by LICENSEE of diligence in its performance under the COMMERCIAL DEVELOPMENT PLAN and toward bringing the LICENSED PRODUCTS to the point of PRACTICAL APPLICATION.

         9.03 LICENSEE shall report to PHS the dates for achieving BENCHMARKS specified in Appendix E and the FIRST COMMERCIAL SALE in each country in the LICENSED TERRITORY within thirty
                  (30) days of such occurrences.

         9.04 Beginning after the first commercial sale, LICENSEE shall submit to PHS within sixty (60) days after each calendar half-year ending June 30 and December 31 a royalty report setting forth for the preceding half-year period the amount of the LICENSED PRODUCTS sold or LICENSED PROCESSES practiced by or on behalf of LICENSEE in each country within the LICENSED TERRITORY, the NET SALES, and the amount of royalty accordingly due. With each such royalty report, LICENSEE shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of LICENSEE and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine NET SALES made under Article 6 to determine royalties due.

         9.05 Royalties due under Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable, as appropriate, to "NIH/Patent Licensing." All such payments shall be sent to the following address: NIH, P.O. Box 360120, Pittsburgh, PA 15251-6120. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by LICENSEE. The royalty report required by Paragraph 9.04 of this AGREEMENT shall accompany each such payment, and a copy of such report shall also be mailed to PHS at its address for notices indicated on the Signature Page of this AGREEMENT.

         9.06 LICENSEE shall be solely responsible for determining if any tax on royalty income is owed by LICENSEE outside the United States and shall pay any such tax and be responsible for all filings with appropriate agencies of foreign governments. Any foreign tax credits received relative to such payments are for the account of LICENSEE.

         9.07 Interest and penalties may be assessed by PHS on any overdue payments in accordance with the Federal Debt Collection Act. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

         9.08 All plans and reports required by this Article 9 and marked "confidential" by LICENSEE shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of such records by the PHS under the Freedom of Information Act (FOIA), 5 U.S.C. Section 552 shall be subject to the predisclosure notification requirements of 45 CFR Section 5.65(d).

10.      PERFORMANCE

         10.01 LICENSEE shall use its reasonable best efforts to bring the LICENSED PRODUCTS and LICENSED PROCESSES to PRACTICAL APPLICATION. "Reasonable best efforts" for the purposes of this provision shall include adherence to the COMMERCIAL DEVELOPMENT PLAN at Appendix F and performance of the BENCHMARKS at Appendix E.

         10.02 Upon the FIRST COMMERCIAL SALE, until the expiration of this AGREEMENT, LICENSEE shall use its reasonable best efforts to make LICENSED PRODUCTS and LICENSED PROCESSES reasonably accessible to the United States public.

         10.03 Within one year following regulatory approval for marketing LICENSED PRODUCTS in the United States, and subject to the availability of sufficient supplies of Licensed Product to meet the current demands of the market place, LICENSEE agrees to establish an indigent patient access program for LICENSED PRODUCTS, or to include LICENSED PRODUCTS in an existing indigent patient access program, such that LICENSED PRODUCTS may be provided to qualified indigent citizens of the United States who are not covered under any public or private health plan. "Sufficient supplies" means that there is enough product in the trade or in inventory to fill orders as they are received and that no back-order situation exists. LICENSEE further agrees, one year following regulatory approval for marketing LICENSED PRODUCTS in the United States, and as part of its marketing and product promotion, to develop written educational materials (including, for example, brochures and advertisements) directed to patients and physicians detailing the LICENSED PRODUCTS and therapeutic uses thereof. At no time will the value of LICENSED PRODUCT donated to indigent patient access programs surpass 5% of the total of LICENSED PRODUCT sold or donated by LICENSEE.

11.      INFRINGEMENT AND PATENT ENFORCEMENT

         11.01 PHS and LICENSEE agree to notify each other promptly of each infringement or possible infringement of the LICENSED PATENT RIGHTS, as well as any facts which may affect the validity, scope, or enforceability of the LICENSED PATENT RIGHTS of which either Party becomes aware.

         11.02 In the event that a declaratory judgment action alleging invalidity of any of the LICENSED PATENT RIGHTS shall be brought against PHS, PHS agrees to notify LICENSEE that an action alleging invalidity has been brought. PHS does not represent that it will commence legal action to defend against a declaratory action alleging invalidity. LICENSEE shall take no action to compel the GOVERNMENT either to initiate or to join in any such declaratory judgment action. Should the GOVERNMENT be made a party to any such suit by motion or any other action of LICENSEE,

                  LICENSEE shall reimburse the GOVERNMENT for any costs, expenses, or fees which the GOVERNMENT incurs as a result of such motion or other action. Upon LICENSEE's payment of all costs incurred by the GOVERNMENT as a result of LICENSEE's joinder motion or other action, these actions by LICENSEE will not be considered a default in the performance of any material obligation under this AGREEMENT.

12.      NEGATION OF WARRANTIES AND INDEMNIFICATION

         12.01    PHS offers no warranties other than those specified in
                  Article 1.

         12.02 PHS does not warrant the validity of the LICENSED PATENT RIGHTS and makes no representations whatsoever with regard to the scope of the LICENSED PATENT RIGHTS, or that the LICENSED PATENT RIGHTS may be exploited without infringing other patents or other intellectual property rights of third parties.

         12.03 PHS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

         12.04 PHS does not represent that it will commence legal actions against third parties infringing the LICENSED PATENT RIGHTS.

         12.05 LICENSEE shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of: a) the use by or on behalf of LICENSEE, its directors, employees, or third parties of any LICENSED PATENT RIGHTS; or b) the design, manufacture, distribution, or use of any LICENSED PRODUCTS, LICENSED PROCESSES or materials by LICENSEE, or other products or processes developed in connection with or arising out of the LICENSED PATENT RIGHTS. LICENSEE agrees to maintain a liability insurance program consistent with sound business practice.

13.      TERM, TERMINATION, AND MODIFICATION OF RIGHTS

         13.01 This AGREEMENT is effective when signed by all parties and shall extend to the expiration of the last to expire of the LICENSED PATENT RIGHTS unless sooner terminated as provided in this Article 13.

         13.02 The terms and conditions of this AGREEMENT shall be considered by PHS to be withdrawn from LICENSEE's consideration and the terms and conditions of this AGREEMENT and the AGREEMENT itself to be null and void, unless this AGREEMENT is executed within sixty (60) days from the date of printing indicated at the bottom of each page.

         13.03 In the event that LICENSEE is in default in the performance of any material obligations under this AGREEMENT, including but not limited to the obligations listed in Paragraph 13.06, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, PHS may terminate this AGREEMENT by written notice and pursue outstanding amounts owed through procedures provided by the Federal Debt Collection Act.

         13.04 In the event that LICENSEE becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party's intention to file an involuntary petition in bankruptcy, LICENSEE shall immediately notify PHS in writing. Furthermore, PHS shall have the right to terminate this AGREEMENT immediately upon LICENSEE's receipt of written notice.

         13.05 LICENSEE shall have a unilateral right to terminate this AGREEMENT in any country or territory by giving PHS sixty (60) days written notice to that effect.

         13.06 PHS shall specifically have the right to terminate or modify, at its option, this AGREEMENT, if PHS determines that the
                  LICENSEE: 1) is not executing the COMMERCIAL DEVELOPMENT PLAN attached in Appendix E and the LICENSEE cannot otherwise demonstrate to PHS's satisfaction that the LICENSEE has taken, or can be expected to take within a reasonable time, effective steps to achieve PRACTICAL APPLICATION of the LICENSED PRODUCTS or LICENSED PROCESSES; 2) has not achieved the BENCHMARKS as may be modified under Paragraph 9.02; 3) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license AGREEMENT; 4) has committed a material breach of a covenant or agreement contained in the license; 5) is not keeping LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public after commercial use commences; 6) cannot reasonably satisfy unmet health and safety needs; or 7) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph
                  5.02 unless waived. In making this determination, PHS will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by LICENSEE under Paragraph 9.02. Prior to invoking this right, PHS shall give written notice to LICENSEE providing LICENSEE specific notice of, and a ninety (90) day opportunity to respond to, PHS's concerns as to the previous items 1) to 7). If LICENSEE fails to alleviate PHS's concerns as to the previous items 1) to 7) or fails to initiate corrective action to PHS's satisfaction, PHS may terminate this AGREEMENT.

         13.07 PHS reserves the right according to 35 U.S.C. Section 209(f)(4) to terminate or modify this AGREEMENT if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by LICENSEE.

         13.08 Within thirty (30) days of receipt of written notice of PHS's unilateral decision to modify or terminate this AGREEMENT, LICENSEE may, consistent with the provisions of 37 CFR 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. LICENSEE may thereafter exercise any and all administrative or judicial remedies that may be available.

         13.09 Within ninety (90) days of expiration or termination of this AGREEMENT under this Article 13, a final report shall be submitted by LICENSEE. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. Unless otherwise specifically provided for under this AGREEMENT, upon termination or expiration of this AGREEMENT, LICENSEE shall return all LICENSED PRODUCTS or other materials included within the LICENSED PATENT RIGHTS to PHS or provide PHS with certification of the destruction thereof.

14.      GENERAL PROVISIONS

         14.01 Neither Party may waive or release any of its rights or interests in this AGREEMENT except in writing. The failure of the GOVERNMENT to assert a right hereunder or to insist upon compliance with any term or condition of this AGREEMENT shall not constitute a waiver of that right by the GOVERNMENT or excuse a similar subsequent failure to perform any such term or condition by LICENSEE.

         14.02 This AGREEMENT constitutes the entire agreement between the Parties relating to the subject matter of the LICENSED PATENT RIGHTS, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this AGREEMENT.

         14.03 The provisions of this AGREEMENT are severable, and in the event that any provision of this AGREEMENT shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this AGREEMENT.

         14.04 If either Party desires a modification to this AGREEMENT, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification shall be effective until a written amendment is signed by the signatories to this AGREEMENT or their designees.

         14.05 The construction, validity, performance, and effect of this AGREEMENT shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

         14.06 All notices required or permitted by this AGREEMENT shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party. Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

         14.07 This AGREEMENT shall not be assigned by LICENSEE except: a) with the prior written consent of PHS, such consent not to be withheld unreasonably; or b) as part of a sale or transfer of substantially the entire business of LICENSEE relating to operations which concern this AGREEMENT. LICENSEE shall notify PHS within ten (10) days of any assignment of this AGREEMENT by LICENSEE, and LICENSEE shall pay PHS, as an additional royalty, one percent (1%) of the fair market value of any consideration received for any assignment of this AGREEMENT within thirty (30) days of such assignment.

         14.08 LICENSEE agrees in its use of any PHS-supplied materials to comply with all applicable statutes, regulations, and guidelines, including PHS and DHHS regulations and guidelines. LICENSEE agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part
                  46. LICENSEE agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying PHS, in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

         14.09 LICENSEE acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant Agency of the U.S. GOVERNMENT or written assurances by LICENSEE that it shall not export such items to certain foreign countries without prior approval of such agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.

         14.10 LICENSEE agrees to mark the LICENSED PRODUCTS or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate "Patent Pending" status. All LICENSED PRODUCTS manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve PHS patent rights in such countries.

         14.11 By entering into this AGREEMENT, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by LICENSEE whether directly or indirectly related to this AGREEMENT. LICENSEE shall not state or imply that this AGREEMENT is an endorsement by the GOVERNMENT, PHS, any other GOVERNMENT organizational unit, or any GOVERNMENT employee. Additionally, LICENSEE shall not use the names of NIH, CDC, PHS, or DHHS or the GOVERNMENT or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS.

         14.12 The Parties agree to attempt to settle amicably any controversy or claim arising under this AGREEMENT or a breach of this AGREEMENT, except for appeals of modifications or termination decisions provided for in Article 13. LICENSEE agrees first to appeal any such unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision. Thereafter, LICENSEE may exercise any administrative or judicial remedies that may be available.

         14.13 Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

         14.14    Paragraphs 8.01, 9.06-9.08, 12.01-12.05, 13.07, 13.08, 13.09,
                  and 14.12 of this AGREEMENT shall survive termination of this AGREEMENT.

                          SIGNATURES BEGIN ON NEXT PAGE

                   PHS PATENT LICENSE AGREEMENT--NONEXCLUSIVE

                                 SIGNATURE PAGE

For PHS:

/s/ Steven M. Ferguson                                                 3/2/04
-------------------------                                              ---------
Steven M. Ferguson                                                     Date
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address for Notices:

Office of Technology Transfer
National Institutes of Health
6011 Executive Boulevard, Suite 325
Rockville, Maryland  20852-3804  U.S.A.

For LICENSEE (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of LICENSEE made or referred to in this document are truthful and accurate.):

by:

/s/ William D. Johnston                                     3/2/04
________________________________________                    _______________
Signature of Authorized Official                            Date

William D. Johnston
________________________________________
Printed Name

President and CEO
________________________________________
Title

Official and Mailing Address for Notices:

1165 Sanctuary Parkway, Suite 400

Alpharetta, GA 30004


Any false or misleading statements made, presented, or submitted to the GOVERNMENT, including any relevant omissions, under this AGREEMENT and during the course of negotiation of this AGREEMENT are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. Sections 3801-3812 (civil liability) and 18 U.S.C. Section 1001 (criminal liability including fine(s) and/or imprisonment).

                 APPENDIX A--PATENT(S) OR PATENT APPLICATION(S)

PATENT(S) OR PATENT APPLICATION(S):

United States Patent Serial Number 07/702,217 (PHS reference number E-163-1991/0-US-01) filed May 17, 1991;

United States Patent Serial Number 08/109,187 (PHS reference number E-163-1991/1-US-01) filed August 19, 1993;

United States Patent Serial Number 08/609,218 (PHS reference number E-163-1991/1-US-03) filed March 1, 1996;

United States Patent Serial Number 08/905,280 (PHS reference number E-163-1991/2-US-01) filed August 1, 1997; and

United States Patent Serial Number 09/810,502 (PHS reference number E-163-1991/2-US-02) filed March 16, 2001, all entitled, "A Method for reducing the immunogenicity of antibody variable domains," and all continuations, reissues, divisionals and corresponding foreign patent(s) or patent application(s).

                APPENDIX B--LICENSED FIELDS OF USE AND TERRITORY

LICENSED FIELDS OF USE:

         For use in monoclonal antibodies for the prophylactic and therapeutic treatment of bacterial and fungal infections.

LICENSED TERRITORY:

         Worldwide

                              APPENDIX C--Royalties

Royalties:

I. Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty in the amount of [ *** ] as follows: [ *** ] due at the time of execution of this Agreement, [ *** ] due six months from execution of the Agreement and [ *** ] due one year from execution of the Agreement.

II. Licensee agrees to pay to PHS a nonrefundable minimum annual royalty in the amount of Twenty-Five Thousand Dollars ($25,000.00).

III. Licensee agrees to pay PHS earned royalties on Net Sales by or on behalf of Licensee as follows: [ *** ] per annum, subject to adjustment under sub-paragraph a. below.

     a. If it is necessary for Licensee to license technologies owned by third parties in order to make and have made, to use and have used, to sell and have sold, to offer to sell, or to import any Licensed Product(s) in the Licensed Field(s) of Use, and the royalties due to such third parties exceeds [ *** ], Licensee may reduce such royalty due to PHS by [ *** ] for each [ *** ] in excess of [ *** ] due to such third parties, provided that in no event shall the royalty paid by Licensee to PHS be less than [ *** ].

IV.  Licensee agrees to pay PHS benchmark royalties as follows:

Filing of an IND for each Licensed Product                       $[  ***  ]
Enrollment of 1st patient in the first Phase II Clinical Trial   $[  ***  ]
  for each Licensed Product
Enrollment of 1st patient in the first Phase III Clinical        $[  ***  ]
  Trial for each Licensed Product
Filing of a BLA NDA for each Licensed Product                    $[  ***  ]
Marketing Approval for each Licensed Product                     $[  ***  ]

                           APPENDIX D--MODIFICATIONS

PHS and LICENSEE agree to the following modifications to the Articles and Paragraphs of this AGREEMENT:

All modifications are incorporated into the body and other appendices of this AGREEMENT.

                     APPENDIX E--BENCHMARKS AND PERFORMANCE

LICENSEE agrees to the following Commercial Development BENCHMARKS for its performance under this AGREEMENT and, within thirty (30) days of achieving a BENCHMARK, shall notify PHS that the BENCHMARK has been achieved.

First patient enrolled in Aurexis Phase II Clinical Trial      [  ***  ]

First patient enrolled in Aurexis Phase III Clinical Trial     [  ***  ]

BLA submission for Aurexis                                     [  ***  ]

First Commercial Sale                                          [  ***  ]

                     APPENDIX F--Commercial Development Plan

                           Commercial Plan For Aurexis

Overview

     We are a biopharmaceutical company that specializes in the development and commercialization of novel antibody-based products for the prevention and treatment of serious bacterial infections in the hospital setting. Utilizing our proprietary MSCRAMM protein technology, we are currently focused on developing a portfolio of first-in-field product candidates that we believe can address unmet medical needs or can improve upon existing therapies related to hospital-acquired bacterial infections, particularly those caused by staphylococcal organisms.

     We currently have two product candidates in clinical development. We have recently completed a Phase II trial for our lead product candidate, Veronate, which we are developing for the prevention of the most prevalent hospital-acquired staphylococcal infections in premature, very low birth weight infants. We have also completed a Phase I clinical trial for our second product candidate, Aurexis, which is the subject of this license. We anticipate initiating a Phase II clinical trial for Aurexis in early 2004 to evaluate its potential to improve the treatment of serious Staphylococcus aureus bloodstream infections in the general patient population, in combination with antibiotics.

     We intend to independently develop, commercialize and sell Veronate in the United States. We believe the relevant market for Veronate is concentrated in approximately 1,000 hospitals. Due to this concentration, we believe we can effectively promote and sell Veronate in the United States with a small, hospital-focused sales force of approximately 30-40 representatives. If established, we also intend to utilize this sales force to market and sell Aurexis in the U.S.A. Due to the increased number of possible uses for Aurexis and the large number of doctors that make up the audience for Aurexis, we intend to enter into a partnership(s) or collaboration(s) with other companies in order to help us develop, commercialize and sell Aurexis in the United States and in foreign countries.

The Market and Unmet Need

     Hospital-acquired, or nosocomial, infections refer to infections that patients acquire while being treated or cared for in the hospital setting. According to statistics gathered from the CDC, the United States Census Bureau and the Eurostat Yearbook, in 2003, there will be almost six million hospital-acquired infections in the United States, Europe and Japan, the vast majority of which are caused by bacteria. The CDC estimates that approximately
2.1 million of these infections will occur in the United States, and that these infections will ultimately be implicated in approximately 90,000 deaths. These infections will also add over $4 billion to the cost of the national healthcare system. Since the introduction of antibiotics over 60 years ago, many bacteria have become antibiotic resistant, resulting in both an increase in the rate and incidence of hospital-acquired infections.

     The most prevalent organisms causing hospital-acquired infections in the United States are as follows:

Organism                   Types          % of Hospital Acquired Infections
--------                   -----          ---------------------------------
Staphylococcus aureus      Bacteria       15%
Coagulase negative         Bacteria       15%
Staphylococci
Candida species            Fungi          13%
Pseudomonas aeruginosa     Bacteria       9%
Enterococci species        Bacteria       8%
Enterobacter species       Bacteria       5%
Other                      Various        35%

     Staphylococcal organisms are bacteria that are the most common cause of hospital-acquired infections worldwide, accounting for approximately 25-30% of these infections in the United States and approximately 35-40% in both Europe and Japan. Staphylococci cause diverse infections ranging from superficial skin infections to invasive and potentially life-threatening infections such as endocarditis.

     The vast majority of anti-bacterial agents available and used to treat hospital-acquired bacterial infections are antibiotics, which are chemical compounds, usually referred to as small molecules, whose purpose is to either kill (i.e. bactericidal), or prohibit the reproduction and growth of (i.e. bacteriastatic) bacteria. The increasing prevalence of drug-resistant bacteria has made many antibiotic products ineffective, which is widely viewed as a function of the use and, in many cases, overuse of antibiotics. Patterns of drug resistance have been demonstrated against virtually every available antibiotic, which has led to the increasing incidence of drug-resistant infections. Drug resistance is the result of bacterium undergoing biochemical mutations and successfully mounting defenses to the mechanisms of actions that generally allow these antibiotics to work. Once a bacterium mounts a successful defense and is no longer susceptible to the antibiotic, it can multiply and grow and become the predominant pathogenic organism infecting the patient, and ultimately spread to other patients.

     Examples of some of the most prevalent and virulent bacterial pathogens that demonstrate significant patterns of drug resistance include [methicillin-resistant S. epidermidis, or MRSE], methicillin-resistant S. aureus, or MRSA, and vancomycin-resistant enterococci, or VRE. Most existing antibiotics are no longer effective against these drug-resistant organisms and the infections they cause are generally treated with vancomycin, an antibiotic generally regarded as the drug of last resort for the treatment of serious bacterial infections. Over the past several years, patterns of drug resistance have been noted against vancomycin, called vancomycin-resisant S. aureus, or VRSA, and have been documented in the United States and Japan.

Our Solution

     Due to the increased prevalence of and concern over hospital-acquired infections, coupled with the lack of effective antibiotic therapies to address these concerns, we believe there is a substantial opportunity to develop a number of novel, antibody-based products that can address these unmet medical needs and improve upon currently available therapies. We believe that antibodies that target MSCRAMM proteins and immune-based therapies can effectively be used to prevent and treat serious bacterial infections, including those caused by drug-resistant organisms.

     Through our research and by utilizing our proprietary MSCRAMM protein technology, we are developing a number of antibodies that we believe can prevent and/or treat serious bacterial infections. MSCRAMM is an acronym for Microbial Surface Components Recognizing Adhesive Matrix Molecules. MSCRAMM proteins are a family of proteins found on the surface of many pathogens, including most bacteria and fungi, which enable these organisms to initiate and maintain an infection by adhering to specific binding sites in human tissues. We believe that the binding of these MSCRAMM proteins to human tissue is the crucial first step in a series of coordinated events that leads to colonization, a process often required for pathogenic organisms to initiate an infection. Once these organisms adhere to the host tissue, a series of biochemical changes begin, including the production of toxins and other factors that can increase the severity of the infection. Additionally, bacteria often colonize or coat implanted devices, forming a biofilm. A biofilm surrounding the colonized organisms can significantly impact the ability of antibiotics to clear the infection.

     We have identified antibodies which target MSCRAMM proteins, and like all antibodies, they exhibit at least two important biological mechanisms of action. First, by targeting and binding to the relevant MSCRAMM protein, these antibodies can prevent the invading pathogenic organism from attaching to the host tissues or implanted medical devices. Secondly, the relevant antibodies will coat the invading pathogen, "marking" it for opsonization, or clearance, by the immune system. Through these two mechanisms of action, we believe that antibodies that target MSCRAMM proteins can reduce the incidence and severity of bacterial and fungal infections.

     We believe that products based on our MSCRAMM technology may have the following potential advantages over existing therapies:

     o reduce the mortality and morbidity associated with the treatment of serious, life-threatening bacterial infections where currently available antibiotic therapies are ineffective;

     o when used prophylactically our products may prevent serious hospital-acquired infections in high risk patients where concerns over patterns of drug resistance do not allow prophylactic measures with antibiotics;

     o due to their specificity, antibody-based products generally produce fewer side effects than antibiotics, which can cause allergic reactions, lower blood pressure and suppression of the bone marrow;

     o reduce the use of antibiotics, particularly vancomycin, in the intensive care setting, thereby reducing the potential for increased patterns of antibiotic resistance;

     o bacteria are less likely to develop resistance to our antibody-based products as the mechanisms of action used by antibodies are significantly different from that of antibiotics and do not cause bacteria to mount the same biochemical defenses they exhibit against antibiotics; and

     o    reduce the overall costs related to hospital-acquired infections.

Our Strategy

     Our goal is to become a fully integrated, biopharmaceutical company that develops and commercializes novel, antibody-based products to prevent and treat serious bacterial infections in the hospital setting. In order to achieve this goal, we are developing a novel approach to prevent and treat serious bacterial infections, including those that are caused by antibiotic-resistant bacteria. Despite the availability of antibiotics, these infections continue to be a significant cause of morbidity and mortality. We are not aware of any approved antibody-based products that are specifically targeted to prevent or treat specific, acute bacterial infections. Our goal is to be the first company to market these types of products to address specific bacterial infections, which may result in new or improved standards of care where current clinical needs are not being met.

     We intend to retain partial marketing and promotional rights in the United States for Aurexis in markets or indications that we believe we can readily address with the sales force we will establish to promote and sell

Veronate. Outside of the United States, we intend to out-license the technology, marketing and selling rights to Aurexis in countries or regions where we believe it is strategically beneficial.

Aurexis the Product

     Aurexis is a humanized monoclonal antibody that is being developed for the prevention and/or treatment of serious S. aureus infections. We intend to initially develop Aurexis for use in combination with current standard of care antibiotic therapy to treat serious S. aureus bloodstream infections. We are developing Aurexis to be administered intravenously, as a single dose, in the hospital setting. The unique mechanism of action of Aurexis allows it to be used in both resistant and sensitive strains of the bacteria with equal efficacy.

Market for the Prevention or Treatment of S. aureus Infections

     S. aureus is one of the leading causes of hospital-acquired infections worldwide and is the leading cause of mortality associated with these infections. In 2002, there were an estimated 1.1 million hospital-acquired S. aureus infections worldwide, of which approximately 300,000 occurred in the United States. The most common hospital-acquired infections caused by S. aureus are skin and soft tissue, bloodstream and pneumonia infections, which in 2002 accounted for approximately 126,000, 50,000 and 48,000, respectively.

     Aurexis is initially being developed to be used in combination with best available antibiotics for bloodstream infections caused by S. aureus. We believe the potential use for Aurexis, in this situation, will be independent of the specific antibiotics used to treat S. aureus infections. We also believe that the medical benefits of Aurexis, when used in combination with currently available antibiotic therapy, will be based on its ability to improve treatment outcomes, including reducing the number of days in the intensive care unit or ICU, the rate of relapse of infection, frequency of complications of infection, and mortality associated with serious S. aureus infections. We therefore believe that the development of new, more expensive antibiotics that simply demonstrate equivalent efficacy to existing therapies will not reduce or displace the potential use of Aurexis.

     S. aureus organisms are generally categorized into two distinct groups: those that are still susceptible to a number of orally or intravenously delivered antibiotics which are referred to as methicillin-susceptible S. aureus, or MSSA, and those which currently are not responsive to most antibiotics and are only responsive to vancomycin. The latter are know as methicillin resistant S. aureus or MRSA. Several recently published reports indicate that the average mortality rate among patients with infections caused by MSSA was 19%-23%. These studies, as well as others, also indicate that the average mortality rate associated with MRSA infections was approximately 35%, with specific studies reporting as high as 40% for certain types of MRSA infections. In addition to this high rate of mortality, studies conducted at the Duke University Medical Center in North Carolina and the Lewin Group in New York City indicate that patients that acquire a MRSA bloodstream infection generally require an additional 12 days of hospitalization, and the incremental cost to treat the infection averages approximately $35,000. S. aureus is exhibiting an increasing pattern of drug resistance. According to the CDC, the percentage of hospital-acquired S. aureus infections in intensive care units in the United States caused by MRSA doubled between 1989 and 2001, increasing from 30% to nearly 60%. In Europe and Japan, the estimated incidence of MRSA among all S. aureus strains in the hospital setting is currently 50% and 70%, respectively. [during which year]

     Patients at high risk for serious S. aureus infections are generally immunocompromised, and include those receiving hemodialysis, intravenous drug users, diabetics, and patients with artificial heart valves, orthopedic appliances, cardiac pacemakers, or other in-dwelling medical devices. S. aureus is also implicated in the decline of respiratory function among patients with cystic fibrosis.

     We believe that the high rate of mortality and the significant costs associated with hospital-acquired S. aureus infections represent a significant unmet medical need. We believe the worldwide revenue opportunity for Aurexis is approximately $[ *** ], of which $[ *** ] is in the United States and $[ *** ] in the rest of the world, primarily in Europe and Japan. A major independent marketing research company has confirm this potential in a large primary research study with doctors and opinion leaders in the US, Europe and Japan.

Current Clinical Practices for S. aureus Infections

     The current clinical practice for the treatment of infections due to S. aureus is dictated by the type or location of the infection, (i.e. surgical site, bloodstream, etc.), the antibiotic-resistance pattern of the infecting strain, and the clinical characteristics of the patient.

     In general, there are three decision points in the treatment of a S. aureus infection. First, without the benefit of definitive tissue or blood cultures, the clinician must make an initial diagnosis. The selection of standard of care antibiotic(s) at this point is influenced by the seriousness of the infection and the likelihood that S. aureus is the cause and if so, whether it is resistant to one or more antibiotics. Non-life threatening skin and soft tissue infections may be treated with oral antibiotics. Bloodstream infections and serious pneumonias are typically treated with vancomycin, the antibiotic of last resort, which can only be administered intravenously. The nature of the bacteria are generally identified within one or two days. Once the S. aureus strain is determined, the number and types of antibiotics may be modified. Additional modifications to the regimen of antibiotic therapy can be made if the patient's response is inadequate.

Aurexis Preclinical Results

     We have conducted a number of preclinical studies in animals to assess both the safety and efficacy of Aurexis. These studies included using Aurexis both prophylactically, as monotherapy to prevent, and in combination with vancomycin to treat, MRSA infections. In these studies, no safety or toxicity issues were observed. These studies further demonstrated that when used prophylactically, a single dose of Aurexis, administered intravenously at 10mg/kg or 30 mg/kg, provided statistically significant levels of protection against MRSA infections as compared to the control. The therapeutic administration of Aurexis at 30 mg/kg, intravenously, in combination with vancomycin, significantly enhanced the clearance of MRSA from the animals' critical organs as compared to vancomycin alone. We believe that the preclinical models that yielded these results are generally viewed by the scientific community as supportive, from both a safety and an efficacy perspective, of how Aurexis would perform in human clinical trials.

Clinical Trials

     Phase I. In June 2003, we completed the enrollment of a Phase I, dose-escalating clinical trial in 18 healthy volunteers to assess the safety of Aurexis and determine dose-related pharmacokinetics. In this open-label study, four different doses of Aurexis were administered intravenously and studied: 2, 5, 10, and 20 mg/kg. These volunteers were followed for a period of 56 days subsequent to the administration. Only one adverse event (a transitory headache) that was considered possibly related to Aurexis was observed. Otherwise, no safety issues were identified and no dose reached the protocol-specified definition of maximum tolerated dose. Pharmacokinetic analysis demonstrated that doses of 10mg/kg, or greater, achieved plasma levels of Aurexis associated with therapeutic efficacy in preclinical animal models.

     Phase II. We are planning to initiate a Phase II clinical trial for Aurexis in February 2004. We expect that it will be a randomized, double-blind, placebo-controlled trial, conducted at 8 to 12 hospitals in the United States. The purpose of this trial will be to obtain safety, pharmacokinetic and preliminary efficacy data for Aurexis in hospitalized patients with a documented
S. aureus bloodstream infection, also referred to as S. aureus bacteremia. We intend to enroll 60 patients in this trial. Subjects will then be randomized to one of three cohorts:

     o Standard of care antibiotic therapy plus Aurexis, 10.0 mg/kg as a single dose

     o Standard of care antibiotic therapy plus Aurexis, 20.0 mg/kg as a single dose

     o Standard of care antibiotic therapy plus placebo (normal saline) as a single dose

     The choice and duration of antibiotic therapy will be made by the respective investigator at each participating site. Safety will be monitored by physical examinations, clinical laboratory tests, and adverse event assessments. Efficacy will be assessed by comparing the duration of fever and bacteremia, or how long the S. aureus organisms remain in the bloodstream, among the treatment groups. We do not intend to design the study to achieve a statistically significant efficacy endpoint.

     Several additional Phase II studies are being considered including patients with cystic fibrosis, kidney failure, end stage renal disease and other complex infections. Each of these will be separate studies with opinion leaders and specialists in that particular area of disease.

     Phase III and BLA Submission. While it is too early to predict which indications and applications of Aurexis will be successful in the Phase II trials and, therefore, form the basis of confirmatory Phase III trials, it is reasonable to expect that a Phase III trial will start by the end of 2005. The Phase III trial will last about 18 months and another six months will be needed to prepare the BLA. The BLA will therefore be filed in late 2007 with approval and launch of the product in the first quarter of 2009.

Materials and Manufacturing

     Inhibitex does not own or operate any manufacturing facilities. We currently outsource the manufacturing of our product candidates including Aurexis to qualified contract manufacturers. We anticipate we will continue to rely on these or other qualified contract manufacturers for the foreseeable future. Our contract manufacturers are currently located in the United States, although, in the future, we may consider using qualified manufacturers located in Europe or other regions.

     We used a contract manufacturer to produce clinical trial materials for Aurexis for use in Phase I and II clinical trials. We may contract with a different contract manufacturer capable of producing Phase III clinical trial material, and if Aurexis is approved for sale, commercial grade material. This transition will require re-validation and may require further clinical trials for Aurexis.

Sales and Marketing

     As previously mentioned, we intend to develop, and commercialize our lead product, Veronate, independently in the United States. We believe that a hospital-focused sales force of approximately 30-40 qualified individuals can effectively promote Veronate in at least 1000 of the 6000 hospitals that exist in the U.S.A. We intend to create such a sales force and build a commercial infrastructure, including marketing, reimbursement, accounting, information technology and management and administrative functions, which is capable of supporting the independent commercialization of Veronate. Assuming Veronate is approved for sale by the FDA, we will promote and sell Aurexis, through this same hospital-focused sales force and may increase the size of this sales force over time to cover additional hospitals and respond to sales demands. Depending upon the indications that are approved by the FDA for Aurexis and the number of different target doctor populations that Aurexis will address, we plan to seek a partner with a large hospital sales force to assure that the total market potential for Aurexis is covered. A partnership with a larger company for Aurexis will probably include partner contributions in the areas of product and clinical development, as well as, the sharing or commercial responsibilities. We anticipate partnering or collaborating with other companies to develop and sell Aurexis outside of the United States.